Exhibit 99.1

GREENE COUNTY BANCSHARES, INC.

Proxy Solicited by and on behalf of the Board of
Directors for the Annual Meeting of Shareholders to
be held on Wednesday, April 25, 2007.

The undersigned hereby appoints R. Stan Puckett and James E. Adams, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of Greene County Bancshares, Inc. (“the Company”) to be held at the General Morgan Inn, 111 North Main Street, Greeneville, Tennessee on Wednesday, April 25, 2007 at 11:00 a.m., local time, and at any adjournments of that meeting.

The Company’s Board of Directors recommends a vote “FOR” each of the proposals.

1.	PROPOSAL TO APPROVE THE MERGER AGREEMENT, DATED AS OF JANUARY 25, 2007, BETWEEN THE COMPANY AND CIVITAS BANKGROUP, INC., PURSUANT TO WHICH CIVITAS WILL MERGE WITH AND INTO THE COMPANY AND THE ISSUANCE OF THE COMPANY’S COMMON STOCK IN CONNECTION WITH THE MERGER.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

2.	TO ELECT DIRECTORS:

☐	FOR ALL of the following nominees: Phil M. Bachman, Robert K. Leonard, Terry Leonard, Ronald E. Mayberry and Kenneth R. Vaught

☐	FOR ALL nominees EXCEPT* [withhold authority to vote for the following nominee(s)]:
* Please print name(s) of nominees for whom you wish to withhold authority to vote:

☐	WITHHOLD AUTHORITY to vote for all nominees.

3.	PROPOSAL TO APPROVE THE SELECTION OF DIXON HUGHES PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

4.	PROPOSAL TO AMEND THE COMPANY’S CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES FROM 15 MILLION TO 20 MILLION SHARES OF COMMON STOCK

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

(Continued and to be dated and signed on reverse side)

5.	PROPOSAL TO AMEND THE COMPANY’S CHARTER TO CHANGE THE COMPANY’S CORPORATE NAME TO GREEN BANKSHARES, INC.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

6.	TO APPROVE THE ADJOURNMENT OF THE COMPANY’S ANNUAL MEETING OF SHAREHOLDERS, IF NECESSARY, TO PERMIT THE COMPANY TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE ANNUAL MEETING TO CONSTITUTE A QUORUM OR TO APPROVE THE MERGER AGREEMENT AND THE ISSUANCE OF THE COMPANY’S COMMON STOCK IN CONNECTION WITH THE MERGER.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

7.	IN THEIR DISCRETION, TO TRANSACT ALL OTHER BUSINESS THAT IS PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT OF THE MEETING.

[Please sign and date this Proxy.]

Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the merger with Civitas BankGroup, Inc. and the related issuance of common stock, FOR all nominees in the election of directors, FOR approval of the selection of Dixon Hughes PLLC as the Company’s independent registered public accounting firm, FOR the charter amendment increasing the authorized shares of the Company from 15 million to 20 million shares, FOR the charter amendment changing the name of the Company and FOR the adjournment of the annual meeting, if necessary.

Date _ _ , 2007.

PLEASE SIGN HERE AND RETURN PROMPTLY

Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should show their full titles.

If you have changed your address, please PRINT your new address on this line.